U.S. Global Investors, Inc.
7900 Callaghan Road
San Antonio, Texas 78230


RE:   EMERGING MARKETS FUND

Gentlemen:

Pursuant to Section 1(b) of the Advisory Agreement dated September 21, 1994, between U.S. Global Accolade Funds (Trust) and U.S. Global Investors, Inc. (Adviser), please be advised that the Trust has established one new series of its shares, namely the Emerging Markets Fund, and please be further advised that the Trust desires to retain the Adviser to render management and investment advisory services under the Advisory Agreement at the fees stated below:

Emerging  Markets Fund

Monthly Average Net Assets              XX%

Please state below whether you are willing to render such services at the fees stated above. U.S.


Global Accolade Funds


Attest:                                      By:
       ------------------------------           --------------------------------
         Secretary                                   Executive Vice President

Date:
     --------------------------------



We are willing to render management and investment advisory services to the Emerging Markets Fund at the fee stated above.

                                                     U.S. GLOBAL INVESTORS, INC.

Attest:                                      By:
       ------------------------------           --------------------------------
              Secretary                                       President